EXHIBIT 99
----------

Sussex Bancorp
399 Route 23
Franklin, NJ  07416                           Contact:  Candace Leatham
                                                        Executive Vice President
                                                        /Treasurer
                                                        (973) 827-2914



                SUSSEX BANCORP ANNOUNCES INCREASED 2003 EARNINGS
                                      - - -

     FRANKLIN, NEW JERSEY - January 22, 2004- Sussex Bancorp (AMEX:"SBB") today announced net income $1,441,000 for the year ended December 31, 2003, or $0.80 per basic share compared to net income of $1,156,000, or $0.66 per basic share, for the prior year.

2003 highlights include:

o    Net income growth of 24.7%
o    Earnings per share increased 21.2%
o    Non-interest income increased by $811,000

     For the year ended December 31, 2003, the Company earned net income of $1,441,000 an increase of approximately 24.7 percent over net income of $1,156,000 for the same period last year. Basic and diluted earnings per share for the year ended December 31, 2003 were $0.80 and $0.78 respectively, compared to $0.66 and $0.64 respectively, in the year ago period, as adjusted for 5% stock dividend declared in October 2003.

     The Company's total interest income decreased to $10,771,000 for the year ended December 31, 2003 from $10,860,000 for the same period last year, reflecting lower yields on the investment portfolio. For the year ended December 31, 2003, the Company's non-interest income increased by $811,000 or 24.6%, to $4.1 million from $3.3 million for the same period last year. The increase in non-interest income reflects the contribution of Tri-State Insurance Agency, Inc. which produced $2.1 million in commission revenue for the year ended December 31, 2003 compared to $1.7 million for the same period last year.

     The Company's interest expense decreased to $2,860,000 for the year ended December 31, 2003 from $3,536,000 for the same period last year, reflecting reduced market rates of interest. The Company's total non-interest expense increased by $1.0 million, reflecting increases associated with the Company's growth. The loan loss provision for the year ended December 31, 2003 increased to $405,000 from $300,000 for the same period last year. At December 31, 2003 the Company had total loans $134.4 million, compared to total loans of $113.5 million at December 31, 2002.

     At December 31, 2003 the Company had total assets of $240.6 million, compared to total assets of $226.0 million at December 31, 2002. In addition, the Company had total deposits of $207.7 million, compared to total deposits of $189.9 million at December 31, 2002.

     Sussex Bancorp is the holding company for the Sussex Bank, which operates through its main office in Franklin, New Jersey and branch offices in Andover, Augusta, Newton, Montague, Sparta, Vernon and Wantage, New Jersey and for Tri-State Insurance Agency, Inc, a full service insurance agency located in Augusta, New Jersey.


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                                 SUSSEX BANCORP
                        CONSOLIDATED STATEMENTS OF INCOME

                                               For the Year
                                             Ended December 31,
(In thousands, except
share and per share data)                    2003           2002
                                             ----           ----

Interest income                           $   10,771    $   10,860
Interest expense                               2,860         3,536
                                          ----------    ----------
Net interest income                            7,911         7,324
Provision for loan losses                        405           300
                                          ----------    ----------
Net interest income after
     provision for loan losses                 7,506         7,024
Non-interest income                            4,103         3,292
Non-interest expense                           9,663         8,634
                                          ----------    ----------
Income before tax expense                      1,946         1,682
Tax expense                                      505           526
                                          ----------    ----------
Net income                                $    1,441    $    1,156
                                          ==========    ==========
Basic earnings per share
(as adjusted for 5% stock dividend)       $     0.80    $     0.66
Diluted earnings per share                      0.78          0.64

Shares outstanding:
Basic                                      1,790,142     1,748,102
Diluted                                    1,859,409     1,820,724



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



                                 SUSSEX BANCORP
                           CONSOLIDATED BALANCE SHEETS

                                                         Balances as of
                                                          December 31,

(In thousands)                                          2003         2002
                                                        ----         ----

Cash and due from banks                             $  11,301     $   9,186
Federal funds sold                                      4,195        16,910
                                                    ----------    ---------
     Cash and cash equivalents                         15,496        26,096

Interest bearing time deposits with other banks         3,500         3,600
Securities available for sale, at fair value           76,545        72,720
Federal Home Loan Bank stock, at cost                     760           750

Loans                                                 134,374       113,455
Allowance for loan losses                              (1,734)       (1,386)
                                                    ----------    ---------
Net loans                                             132,640       112,069

Accrued interest receivable                             1,241         1,144
Premises and equipment, net                             4,650         4,634
Goodwill, net                                           2,124         1,932
Other assets                                            3,661         2,959
                                                    ----------    ---------
     Total assets                                   $ 240,617     $ 225,904
                                                    ==========    =========
Deposits                                              207,657       189,858
Borrowings                                             11,000        15,000
Other liabilities                                       2,056         2,366
Mandatory redeemable capital debentures                 5,000         5,000
                                                    ----------    ---------
Total liabilities                                     225,713       212,224
Total shareholders' equity                             14,904        13,680
                                                    ----------    ---------
     Total liabilities and shareholders' equity     $ 240,617     $ 225,904
                                                    ==========    =========


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